Exhibit 23

Deloitte &Touche LLP
50 Fremont Street	Telephone: (415) 783-4000
San Francisco, California 94105-2230	Facsimile: (415) 783-4329

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of The Gap, Inc. on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414 and No. 333-103128 and Registration Statement No. 333-87442 on Form S-3 of our report dated March 7, 2003, appearing in the Annual Report on Form 10-K of The Gap, Inc. for the year ended February 1, 2003.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 31, 2003